Exhibit 10.14

January 20, 2023

Sarah Noonberg

Dear Sarah:

I am very pleased to confirm our offer to you of employment with Metagenomi, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1. Position and Start Date. You are being offered the position of Chief Medical Officer, reporting to Brian Thomas. This is an exempt position based in our Emeryville office. Your anticipated start date will be January 30, 2023.

2. Responsibilities. You will have the duties and responsibilities commensurate with the duties and responsibilities customarily associated with the position of Chief Medical Officer, and such other duties and responsibilities as may be prescribed by the Chief Executive Officer or as determined by the Board (as defined below). These duties may include the responsibilities outlined in Appendix A.

You will be expected to devote all of your business time and attention to this position, but as an exempt employee, you must work such hours as may be required by the nature of your work and will not be eligible for overtime pay. You shall devote all of your business time, attention and energy to the Company and shall not, during the term of your employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit or other pecuniary advantage without the written consent of the Company.

3. Base Salary. Your starting salary will be $420,000.00 per year, payable in accordance with the Company’s standard payroll schedule, and will be subject to periodic review pursuant to the Company’s employee compensation policies in effect from time to time.

4. Annual Incentive Bonus. You will be eligible for an incentive bonus based on the achievement of performance objectives as determined by the Board (as defined below) in its sole discretion. Your discretionary bonus target will be 40% of your annual base salary. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

5. Benefits. In addition, you will be eligible to participate in regular health insurance, retirement plan, and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

6. Equity. We will recommend to the Board of Managers (the “Board”) of Metagenomi Technologies, LLC, the parent entity of the Company (the “Parent”), that you be granted 200,000 Common Units of the Parent (the “Equity Grant”) in the form of profits interests pursuant to the terms of Parent’s 2019 Equity Incentive Plan (the “Plan”). The Equity Grant will vest over a period of four years, with 25% of the Equity Grant vesting on the one-year anniversary of your start date, and the remainder vesting in 36 equal monthly installments thereafter, so long as you continue to provide services to the Company or Parent. The grant of such Equity Grant by the Parent is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and your Equity Grant will be provided upon approval of such grant by the Board.

7. Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard Employee Invention Assignment and Confidentiality Agreement.

8. No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning profits interests granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9. No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

10. At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

11. Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under applicable law, including California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in San Francisco, CA through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

14. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

15. Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

16. Acceptance. This offer will remain open until January 23, 2023. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to the opportunity to welcome you to the Company.

Very truly yours,

Brian C. Thomas, CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Sarah Noonberg	23 January 2023
Sarah Noonberg	Date